                                    EXHIBIT 5

           OPINION AND CONSENT OF BAKER, DONELSON, BEARMAN & CALDWELL




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                                January 23, 1998

Ampace Corporation
130 Mabry Hood Road, Suite 220
Knoxville, Tennessee 37922

RE:      Employment and Stock Option Agreement - Bruce W. Jones
         Employment and Stock Option Agreement - Jay N. Taylor
         Employment and Stock Option Agreement - David C. Freeman

Gentlemen:

         We have acted as securities counsel for Ampace Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, relating to the Company's Employment and Stock Option Agreement between the Company and Bruce W. Jones, the Employment and Stock Option Agreement between the Company and Jay N. Taylor, and the Employment and Stock Option Agreement between the Company and David C. Freeman (the "Agreements"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

         We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

         2. The Agreements have been duly and validly authorized and adopted, and the shares of Common Stock of the Company (the "Shares") that may be issued and sold from time to time in accordance with the Agreements have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Agreements, be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.




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         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                           Very truly yours,

                                           BAKER, DONELSON, BEARMAN & CALDWELL,
                                           a Professional Corporation

                                           By: /s/ Matthew S. Heiter
                                               --------------------------------
                                               Matthew S. Heiter, a Shareholder




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